Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALPHABET HOLDING COMPANY, INC.

Alphabet Holding Company, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 13, 2010 and was subsequently amended and restated on September 24, 2010.

2.  The terms and provisions of this Second Amended and Restated Certificate of Incorporation have been fully approved by unanimous written consent of the Board of Directors of the Corporation and the Stockholders, pursuant to Subsections 141(f), 228(a), 242 and 245 of the DGCL.  The text of the Second Amended and Restated Certificate of Incorporation reads in its entirety as follows:

FIRST:  The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Alphabet Holding Company, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:  The Corporation is authorized to issue two class of stock designated, respectively, as Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock”).  The total number of shares of capital stock that the Corporation is authorized to issue is three million five hundred thousand (3,500,000).  The total number of shares of the Class A Common Stock that the Corporation is authorized to issue is three million three hundred thousand (3,300,000), with a par value of $0.01 per share.  The total number of shares of the Class B Common Stock that the Corporation is authorized to issue is two hundred thousand (200,000), with a par value of $0.01 per share.

FIFTH:  The rights, preferences, privileges and restrictions granted or imposed upon the Class A Common Stock and the Class B Common Stock are as follows:

1.             Dividends.  The holders of the Class A Common Stock and the Class B Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board.  Any dividends declared by the Board to the holders of the then outstanding Class A Common Stock and Class B Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Class A Common Stock and Class B Common Stock held by each such holder as of the record date of such dividend.

2.             Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Class A Common Stock and Class B Common Stock pro rata, in accordance with the number of shares of the Class A Common Stock and the Class B Common Stock held by each such holder.

3.             Voting.  Each holder of the Class A Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of the Class A Common Stock and shall be entitled to one (1) vote for each share of the Class A Common Stock held by such holder.  Each holder of the Class A Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.  Except as otherwise required by law, each share of the Class B Common Stock shall not entitle the holder thereof to any voting rights, including but not limited to, any right to approve any increase or decrease (but not below the number of shares then outstanding) in the number of authorized shares of the Class B Common Stock, or to have any right to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

SIXTH:  In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL.  All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions or agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed as of the 3rd day of December, 2010.

By:	/s/ Scott Rudolph
Name:	Scott Rudolph
Title:	Chief Executive Officer